UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number  000-15298
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                THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
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            (Exact name of registrant as specified in its charter)

                 c/o Merrill Lynch Alternative Investments LLC
                          Princeton Corporate Campus
                      800 Scudders Mill Road - Section 2G
                         Plainsboro, New Jersey 08536
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Limited Partnership Units
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           (Title of each class of securities covered by this Form)

                                Not applicable
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(i)  [  ]
          Rule 12g-4(a)(1)(ii) [X]           Rule 12h-3(b)(1)(ii) [  ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [  ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [  ]
                                             Rule 15d-6           [  ]

     Approximate number of holders of record as of the certification or notice date: None.
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


     Pursuant to the requirements of the Securities Exchange Act of 1934 The Futures Expansion Fund Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 23, 2004         THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
                                  By: MERRILL LYNCH ALTERNATIVE
                                      INVESTMENTS LLC
                                      (General Partner)

                                      By /s/ Robert M. Alderman
                                            ------------------------------
                                            Robert M. Alderman
                                            Chairman, Chief Executive Officer
                                            and Manager
                                            (Principal Executive Officer)

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.